EXHIBIT 10.3
CONSENT TO SUBLEASE
April 30, 2007

Millennium Pharmaceuticals, Inc.	Altus Pharmaceuticals, Inc.
40 Landsdowne Street	125 Sidney Street
Cambridge, Massachusetts 02139	Cambridge, Massachusetts 02139-4807
Re:

Property	640 Memorial Drive, Cambridge, Massachusetts

Landlord:	Massachusetts Institute of Technology

Prime Tenant:	Millennium Pharmaceuticals, Inc., a Delaware corporation

Prime Lease:	Lease dated as of August 26, 1993 between the Landlord and Prime Tenant, as amended by (a) First Amendment to Lease dated as of May 18, 1994, (b) a Second Amendment to Lease dated as of January 9, 1996, (c) a Third Amendment to Lease dated as of June 12, 1996, (d) a Fourth Amendment to Lease (the “4th Amendment”) dated as of March 1, 1997, (e) a Fifth Amendment to Lease dated as of June 19, 1997, (f) a Sixth Amendment to Lease dated as of January 29, 1999, (g) a Seventh Amendment to Lease dated as of February 5, 1999, (h) an Eighth Amendment to Lease dated as of February 7, 2000; and (i) a Lease Extension Agreement dated as of December 1, 2000 (the “Lease Extension”).

Sublet Premises:	Approximately 72,935 rentable square feet on the 2nd and 3rd floors of the Property as set forth in the Sublease.

Subtenant:	Altus Pharmaceuticals, Inc., a Delaware corporation

Sublease:	Sublease dated as of April 2, 2007, between Prime Tenant and Subtenant with respect to the Sublet Premises, as more particularly described in the Sublease

Gentlemen:
     Pursuant to terms of the Prime Lease, you have asked for Landlord’s consent to the Sublease. This document (the “Consent”) evidences Landlord’s consent to the Sublease, effective as of the date hereof, upon the following express terms and conditions:
     1. Prime Tenant and Subtenant represent and warrant to Landlord that attached hereto is a true, accurate and complete copy of the Sublease and there have been no amendments or modifications to the Sublease.
     2. The Sublease is and continues to be subject and subordinate to the Prime Lease and to all of the terms, covenants, conditions, provisions and agreements in the Prime Lease (except that as between Prime Tenant and Subtenant only, the foregoing provisions of this Paragraph 2 shall not operate to modify the obligations of the Prime Tenant or Subtenant to one another under the Sublease) and/or in this Consent.
     3. Neither the Prime Lease, Sublease nor this Consent shall:
          (a) release or discharge the Prime Tenant from any liability, whether past, present or future, under the Prime Lease;
          (b) operate as a consent or approval by Landlord to be bound by any of the terms, covenants, conditions, provisions or agreements of the Sublease and Landlord shall not be bound thereby;
          (c) be construed to modify, waive or affect any of the terms, covenants, conditions, provisions or agreements of the Prime Lease, or to waive any breach thereof, or any of the rights of Landlord thereunder, or to enlarge or increase Landlord’s obligations or Prime Tenant’s rights thereunder; or
          (d) be construed as a consent by Landlord to any further subletting either by Prime Tenant or by Subtenant or to any assignment by Prime Tenant of the Prime Lease or assignment by the Subtenant of the Sublease, whether or not the Sublease purports to permit the same and, without limiting the generality of the foregoing, both Prime Tenant and Subtenant agree that (notwithstanding any provision of the Sublease to the contrary) the Subtenant has no right whatsoever to assign, mortgage or encumber the Sublease nor to sublet any portion of the Sublet Premises nor to permit any portion of the Sublet Premises to be used or occupied by any other party without the prior consent of Landlord which may be granted or withheld in its sole and arbitrary discretion.

          Notwithstanding the generality of the foregoing, this Consent expressly shall not absolve Prime Tenant from any requirement set forth in the Prime Lease that Prime Tenant surrender and deliver the Premises (as said term is defined in the Prime Lease) to Landlord in the condition and manner required by the Prime Lease upon expiration or earlier termination of the Prime Lease.
     4. If Prime Tenant fails to make any payment of rent, additional rent or other sums or charges when and as the same are due and payable under the Prime Lease or defaults under any of the other terms and provisions of the Prime Lease, Landlord may, at any time thereafter, elect, by written notice to the Subtenant and Prime Tenant, to receive directly from Subtenant all sums due or payable to Prime Tenant by Subtenant pursuant to the Sublease, and upon receipt of Landlord’s notice, Subtenant shall thereafter pay to Landlord any and all sums as are becoming due or payable under the Sublease and in such case Prime Tenant shall receive from Landlord a credit (the “Credits”) for such sums actually received by Landlord against any and all payments then owing from Prime Tenant under the Prime Lease. (Any such Credits shall be subject to indemnification of Subtenant by Prime Tenant under Section 15 of the Sublease.) Prime Tenant consents to Subtenant’s acting in accordance with Landlord’s payment notice, and Subtenant shall be entitled to rely conclusively on such notice from Landlord. Prime Tenant agrees that any sums collected by Landlord from Subtenant under this Paragraph 4 shall be credited against amounts owed by Subtenant under the Sublease. Neither the service of such written notice nor the receipt of such direct payments shall cause Landlord to assume, or be liable for, any of Prime Tenant’s duties, obligations and/or liabilities under the Sublease, nor shall such event impose upon Landlord any duty or obligation to honor the Sublease, nor subsequently to accept any purported attornment by Subtenant. Without limiting the generality of the foregoing, acceptance of rent or other payments from Prime Tenant and/or Subtenant by Landlord pursuant to this Paragraph 4 and the giving of any notice by Landlord under this Paragraph 4 shall not: (i) constitute a waiver or cure of any default or breach of the Prime Lease or serve to release Prime Tenant from any liability under the Prime Lease or (ii) cause nor result in a reinstatement of the Prime Lease as between Landlord and Prime Tenant after any termination of the Prime Lease or otherwise or (iii) be deemed or construed to mean that Landlord has accepted the Subtenant as its “Tenant” under the Prime Lease or as a Subtenant under the Sublease, (iv) be deemed to mean or imply that Subtenant is entitled to any rights against Landlord under the Sublease or the Prime Lease, (v) cause Landlord to assume any of Prime Tenant’s duties, obligations or liabilities under the Sublease nor impose upon Landlord any duty or obligation to honor the Sublease nor accept any purported attornment by Subtenant or (vi) release Prime Tenant from any obligations under the Prime Lease but this clause shall not limit the Credits which, under the first sentence of this Paragraph 4, Prime Tenant is entitled to receive for sums actually received by Landlord from the Subtenant pursuant to this Paragraph 4.

     5. Any breach or violation of any provision of the Prime Lease by Subtenant that is not cured by Subtenant or Prime Tenant within the cure period set forth in the Prime Lease shall be deemed to be and shall constitute a default by Prime Tenant under the Prime Lease. Any such breach or violation also shall constitute a breach of the Prime Lease and/or this Consent and shall entitle Landlord to recover any damage, loss, cost, or expense which it thereby suffers, from Prime Tenant and/or Subtenant who shall be jointly and severally liable to Landlord therefor. Subtenant acknowledges and agrees that its sole remedy for any alleged or actual breach of its rights in connection with the Sublease shall be solely against Prime Tenant. Subtenant acknowledges and agrees that it is not a third party beneficiary under the Prime Lease and is not entitled to assert any of Prime Tenant’s rights thereunder against Landlord, whether in their own right or on behalf of Prime Tenant.
     6. Prime Tenant and Subtenant agree and acknowledge that Landlord’s consent herein is not an assignment or partial assignment of the Prime Lease, and thus does not create any privity of contract relative to the Prime Lease. This Consent shall not create nor be deemed to be the basis of creating any covenant, representation or warranty, express or implied (including, without limitation, any covenant of quiet enjoyment), on the part of Landlord with respect to the terms of the Sublease, Subtenant’s use and enjoyment of the Sublet Premises, or any other matter arising out of or in connection with the Sublease. Notwithstanding any provisions of the Sublease to the contrary, Subtenant shall have no right to enforce any of Prime Tenant’s rights under the Prime Lease against the Landlord, all of such rights being personal to the Prime Tenant but nothing contained in this sentence shall be construed to limit the obligations of Landlord to Prime Tenant under the Prime Lease.
     7. The term of the Sublease shall (except as otherwise expressly set forth in this Paragraph 7) expire and come to an end on the earliest of (i) its natural expiration date (which, for this purpose, will include any natural expiration of the “At Will Period” under Paragraph 2 of the Sublease and also termination of the At Will Period in accordance with such Paragraph 2), (ii) any earlier termination date, (iii) the natural expiration date of the Prime Lease, or (iv) any earlier termination of the Prime Lease for any reason whatsoever (including, without limitation, any termination by mutual consent or other right, now or hereafter agreed to by Landlord or Prime Tenant, or by operation of law or at Landlord’s option in the event of a default by Prime Tenant). The reference in clause (iv) of the foregoing sentence to the right of termination by mutual consent shall not be construed to modify Prime Tenant’s agreement as set forth in the second sentence of Paragraph 16 of the Sublease that “Sublandlord will not voluntarily surrender or terminate the Sublease, except in the event of a taking or casualty in accordance with the Prime Lease” (the “Prime Tenant’s Special Paragraph 16 Sublease Agreement”) but the Landlord shall in no way be bound or limited by the Prime Tenant’s Special Paragraph 16 Sublease Agreement nor shall Landlord have any obligation or liability to Subtenant in the event of any surrender or termination of the Prime Lease by mutual consent of Landlord and Prime Tenant. Upon the expiration or any earlier termination of the term of the Sublease, Subtenant shall vacate the Sublet Premises on or before such date; provided, however, that if the Prime Lease shall expire or terminate during the term of the

Sublease, Landlord, in its sole discretion (upon written notice (the “Election Notice”) given to Subtenant not later than 30 days (which 30 day period shall be extended by the period of any injunction, court order or law which precludes Landlord from giving an Election Notice) after the effective date (the “Effective Date”) after such expiration or termination and without any additional further agreement of any kind on the part of the Subtenant, may elect to continue the Sublease with the same force and effect as if Landlord as lessor and Subtenant as tenant had entered into a lease as of such Effective Date for a term equal to the then unexpired term of the Sublease and containing the same terms and conditions as those contained in the Sublease as affected by this Consent. In such event, (i.e. upon the Landlord giving such Election Notice) Subtenant shall attorn to Landlord, and Landlord and Subtenant shall (subject to the terms hereof) have the same rights, obligations and remedies thereunder as were had by Prime Tenant and Subtenant thereunder prior to such Effective Date, respectively, except that in no event shall Landlord be (a) liable for any act or omission by Prime Tenant, (b) subject to any offsets or defenses which Subtenant had or might have against Prime Tenant, (c) bound by any rent or additional rent or other payment paid by Subtenant to Prime Tenant in advance, or (d) bound by any amendment or modification to the Sublease not consented to by Landlord, (e) bound to honor any rights of Subtenant in any security deposit, letter of credit or advance rent made with or paid to Prime Tenant by Subtenant except to the extent Prime Tenant has specifically assigned and turned over such security deposits and advance rent to Landlord to be held by Landlord per the Sublease, (f) bound to honor any exercise of any option to extend, if any, in the Sublease or Prime Lease or to renew the term of the Prime Lease or Sublease, (g) bound by any right of first offer or other offer rights, expansion rights or other similar provisions, if any, set forth in the Sublease or Prime Lease, (h) bound by any free rent periods or reduced rent periods, if any, set forth in the Sublease or Prime Lease (nor shall Subtenant have the benefit thereof), (i) have any obligation or liability to Subtenant in any way related to any arrangements made between Prime Tenant and Subtenant with respect to Subtenant’s use of any furniture, fixtures or equipment owned, leased or otherwise provided or agreed to be provided by Prime Tenant, (j) be obligated to make or provide any tenant improvements or other work in (or provide any work or other allowances to Subtenant with respect to) the Sublet Premises (or pay for any meters), (k) be responsible for any failure of the Sublet Premises or the Premises or the means of ingress and egress therefrom or the restrooms serving them (or the uses permitted under the Sublease) to comply with applicable laws, ordinances, rules or regulations, including, without limitation, the so-called “Americans With Disabilities Act” or (l) be subject to Paragraph 22 of the Sublease (entitled “Assignment and Subletting”) and in no event shall Subtenant have any right to assign the Sublease nor sublet all or any part of the Premises nor shall Subtenant have any rights or claims against Landlord. Further, if Landlord gives Subtenant an Election Notice, then (1) the Sublease and the term thereof shall not terminate or expire by virtue of any termination or rejection of the Prime Lease occurring prior to the date of such Election Notice, including, without limitation, any termination of the term of the Prime Lease which occurs prior to or contemporaneously with the giving of such Election Notice, (2) Landlord shall have the benefit of all reserved rights, reservations and rights of the Prime Tenant under the Sublease as well as all of the rights granted or reserved to the Landlord under the Prime Lease and (3) Landlord shall, subject to all the terms and provisions of this Consent and so long as no default beyond any applicable grace or cure period after notice on the part of the Subtenant shall have occurred under the Sublease (as modified by this Consent) not disturb Subtenant’s use of the Sublet Premises pursuant to the Sublease (as modified by this Consent). In the event of the failure of Subtenant to vacate the Sublet Premises upon expiration or earlier termination of the Sublease or the Prime Lease, Landlord shall be entitled to exercise, as against Subtenant, all the rights and remedies available to a landlord against a tenant holding over after the expiration of a term, including, without limitation, the rights and remedies available to Landlord under the Prime Lease against Prime Tenant for holding over after the expiration or earlier termination of the term of the Prime Lease. If Landlord gives such Election Notice as provided herein, Subtenant shall be entitled to occupy the Sublet Premises pursuant to the Sublease (as modified by this Consent) and shall be automatically (without further act or deed) obligated to Landlord to perform all obligations of the Subtenant under the Sublease (as modified by this Consent) directly to and for the benefit of Landlord as if the Sublease (as modified by this Consent) were a direct agreement between Landlord and Subtenant, but the giving of the Election Notice shall not relieve Prime Tenant from any liability to Landlord under the Prime Lease. In the event of giving such Election Notice by Landlord, Subtenant agrees to execute and deliver any commercially reasonable instruments as Landlord may reasonably elect to require to confirm the agreements of Subtenant hereunder.
     8. Prime Tenant shall continue to be liable for all invoices rendered by Landlord for charges incurred by or imposed upon Prime Tenant for any services rendered and materials supplied to the Sublet Premises or the Leased Premises or Premises. Landlord shall have no obligation to provide any services whatsoever to the Subtenant except in the event that Landlord gives Subtenant the Election Notice under Paragraph 7 of this Consent (but in such case Landlord’s obligations shall be limited as set forth in Paragraph 7 of this Consent and in any other applicable provision of this Consent); provided, however, that the foregoing shall not limit Landlord’s obligations under the Prime Lease to provide the services to the Premises as expressly set forth in the Prime Lease (but, in no event, shall Subtenant have any claim against Landlord if Landlord fails to provide such services).
     9. This Consent is not assignable by Prime Tenant or Subtenant, nor shall this Consent be deemed a consent to any amendment or modification of the Sublease without Landlord’s prior written consent. Prime Tenant and Subtenant agree that the Sublease may not be amended, extended or terminated (except for any termination as expressly provided for in the Sublease) without the prior written consent of the Landlord.
     10. Prime Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease, and Prime Tenant and Subtenant agree to indemnify Landlord against same and against any cost or expense (including but not limited to attorneys’ fees) incurred by Landlord in connection with any claim for any such brokerage commission.

     11. Notwithstanding anything to the contrary in the Sublease, Subtenant agrees, at its expense, to maintain at all times during its occupancy of the Sublet Premises or any other space in the Building, the insurance policies required to be maintained by Prime Tenant pursuant to the terms of the Prime Lease. All such policies shall name Landlord, Landlord’s mortgagee(s), and any property manager designated by Landlord as additional insureds, and shall contain clauses which provide that such insurance shall not be cancelled or not renewed by the provider thereof without thirty (30) days prior written notice to Landlord of such cancellation or non-renewal. Subtenant shall, prior to the commencement of the term of the Sublease, and within ten (10) days after request therefor by Landlord, deliver to Landlord certificates evidencing said insurance. Further, without limiting the generality of the foregoing, Subtenant hereby expressly joins in the waivers and agreements of Prime Tenant set forth in Sections 7.5 (entitled “Waiver of Subrogation”), 7.6 (entitled “Waiver of Rights”) and 11.01(i) of the Prime Lease directly to and for the benefit of Landlord and Landlord hereby expressly agrees that the agreements and waivers of Landlord in Sections 7.5 (entitled “Waiver of Subrogation”) and Section 7.6 (entitled “Waiver of Rights”) of the Prime Lease shall also run directly to and for the benefit of Subtenant but Landlord shall have no obligation to Subtenant to insure the Building or any alterations, improvements made by, to or for, Subtenant nor any equipment, furniture or other property of Subtenant.
     12. Prime Tenant and Subtenant acknowledge and agree that notwithstanding anything to the contrary in the Sublease, (a) the Sublet Premises are being subleased from Prime Tenant in their “AS-IS” condition, (b) Landlord’s consent to any alterations (including, without limitation, any initial alterations contemplated by the Sublease) to the Sublet Premises must be separately sought, (c) Landlord’s consent will not necessarily be given, (d) if such consent is sought, all of the requirements of the Prime Lease applicable thereto, must be complied with, and (d) Landlord may condition its consent to such alterations on such terms and conditions as Landlord may deem appropriate. Landlord’s consent to (or approval of) any alterations of the Sublet Premises (or any plans related thereto) shall not be deemed to impose or create any obligations or liabilities upon Landlord with respect to the adequacy or completeness of any such alterations or plans nor with respect to any failure of such alterations or plans to comply with applicable laws, ordinances, rules or regulations (including, without limitation, the so-called “Americans With Disabilities Act”) or otherwise.
     13. Landlord’s consent herein shall not constitute an agreement, representation, warranty or verification that the Sublease is in compliance with the Prime Lease or that the Sublet Premises are fit for Subtenant’s purposes or that the Sublet Premises or the permitted use thereof or the means of ingress or egress therefrom or the restrooms serving the same will comply with applicable laws, ordinances, rules or regulations, including, without limitation, the so-called “Americans With Disabilities Act” or otherwise.

     14. Prime Tenant and Subtenant represent and warrant to Landlord that no compensation or consideration of any kind other than as expressly set forth in the Sublease or this Consent has been, or will be, paid by Subtenant to Prime Tenant in connection with the Sublease.
     15. Notwithstanding any provisions of the Sublease to the contrary, Landlord shall have no obligation to deliver any notices or copies of notices to Subtenant, and no obligation to accept, consider or respond to any request, inquiry, demand or other communication from Subtenant, whether of a type described in the Prime Lease, the Sublease or otherwise.
     16. Notwithstanding anything in the Sublease to the contrary, in the event of any conflict between the terms and provisions of the Prime Lease and the terms and provisions of the Sublease, as between the Landlord and the Prime Tenant, the terms and provisions of the Prime Lease shall control, unaffected by the Sublease. In the event of any conflict between the terms and provisions of this Consent and the Sublease, the terms and provisions of this Consent shall control.
     17. Prime Tenant acknowledges and agrees that Prime Tenant shall pay to Landlord upon demand all reasonable attorneys’ fees and expenses incurred by Landlord in connection with the Sublease and this Consent, not to exceed $2,000.00 as provided in Section 8.0(f) of the Lease Extension.
     18. Prime Tenant and Subtenant, by their signatures below, expressly acknowledge and agree that (i) the foregoing conditions and agreements provide a material inducement to Landlord’s agreement to provide its consent to the Sublease and (ii) that Landlord has represented to Prime Tenant that it would not otherwise have provided such consent without Prime Tenant and Subtenant’s collective agreement with the foregoing terms and conditions.
     19. In the event of the commencement of an action at law or in equity by the filing of a complaint or other similar action involving a request for relief from a judicial body between or involving the parties hereto with respect to the Sublease, this Consent or the rights of the parties hereto, the Prime Tenant and Subtenant, jointly and severally, hereby agree to pay the Landlord all reasonable costs, expenses and attorneys’ fees incurred therein by Landlord, which amounts may be included as a part of a judgment rendered therein, except in the case where judgment in such proceeding is rendered against Landlord.
     20. This Consent shall be binding upon and shall, except as otherwise provided herein, inure to the benefit of the parties’ respective successors in interest and assigns, subject at all times, nevertheless, to all agreements and restrictions contained in the Prime Lease, the Sublease, and/or this Consent, with respect to (a) subleasing, (b) assignment or other transfer of the Prime Lease or Sublease, and the foregoing shall not be deemed to limit or negate Landlord’s rights to prohibit or condition its consent to a future assignment or subletting of Prime Tenant’s or Subtenant’s interests. The agreements contained herein constitute the entire understanding between the parties with respect to the subject matter of this Consent and supersede all prior agreements with respect to this Consent.
     21. Prime Tenant and Subtenant agree to indemnify, defend and hold harmless Landlord, its managing agent of the Property and each of their respective officers, directors, partners, agents and employees, from and against any an all loss, costs, damages, fines, penalties and claims (including, without limitation, reasonable attorneys’ fees and litigation expenses) incurred by Landlord or any of them, arising from or in connection with (a) the Subtenant’s use or occupancy of the Sublet Premises, (b) Subtenant’s construction of any leasehold improvements or alterations in the Sublet Premises , (c) any breach or default on the part of Subtenant in the performance of any terms of Subtenant to be performed or observed under the Sublease or this Consent or (d) from any negligence or willful misconduct of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Sublet Premises or the Property. In case any such proceeding is brought against any of said indemnified parties, Subtenant covenants, if requested by Landlord, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Landlord. The within indemnities shall be joint and several and shall include all losses, costs, damages or expenses including, without limitation, reasonable attorneys fees sustained or incurred by Landlord (and/or any of the other indemnified parties) arising out of the matters contained herein. The indemnification obligations set forth in this Section 21 shall not be applicable to the extent any loss or claim arises from the negligence or willful misconduct of Landlord, its managing agent of the Property and each of their respective officers, directors, partners, agents, contractors and employees. The provisions of this Section 21 shall survive any expiration or earlier termination of the Sublease or the Prime Lease, provided that in no event shall the foregoing indemnity apply to any claims arising out of matters first occurring after the expiration of the Prime Lease as the same may be extended due to any holdover by Prime Tenant or by anyone claiming by or through Prime Tenant (but this sentence shall not limit any of Subtenant’s and Prime Tenant’s obligations under Section 25.10).
     22. All notices and demands which may or are to be required or permitted to be given by any party hereunder shall be in writing. All notices and demands to Subtenant shall be sent by United States Mail, certified mail return receipt requested, postage prepaid, addressed to Subtenant at the Sublet notice address set forth in the Sublease, or to such other place as Subtenant may from time to time designate in a notice to the other parties hereto given in the manner herein provided.
          All notices and demands to Prime Tenant shall be sent by United States Mail, certified mail return receipt requested, postage prepaid, addressed to the Prime Tenant at the address set forth in the Prime Lease for notices to the Prime Tenant, and to such other person or place as the Subtenant may from time to time designate in a notice to the other parties hereto given in the manner herein provided.
          All notices and demands to Landlord shall be sent by United States Mail, certified mail return receipt requested, postage prepaid, addressed to the Landlord at the address set forth in the Prime Lease for notices to Landlord, and to such other person or place as the Landlord may from time to time designate in a notice to the other parties hereto given in the manner herein provided.
     23. This Consent shall be construed in accordance with the laws of the Commonwealth of Massachusetts, contains the entire agreement of the parties hereto with respect to the subject matter hereof, and may not be changed or terminated orally or by course of conduct, but only by a written agreement signed by the party against whom enforcement is sought.
     24. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Prime Lease. The execution of a copy of this Consent by Prime Tenant and Subtenant shall indicate the joint and several confirmation of the foregoing conditions and their agreement to be bound thereby and shall constitute their representation that the copy of the Sublease annexed hereto is true, complete and correct.
     25. Special Provisions.
          25.1 In no event shall Landlord have any obligation or liability to Subtenant on account of, or in any way related to, any representation, warranty or agreement of Prime Tenant under the Sublease.
          25.2 Landlord has advised both Prime Tenant and Subtenant that the 4th Amendment to Lease was never executed or delivered and, accordingly, there is no 4th Amendment.
          25.3 Subtenant shall not have the benefit of any Right of First Offer as set forth in Section 1.5 of the Prime Lease nor any Extension Option as set forth in Section 2.2 of the Prime Lease (except to the extent that the term of the Prime Lease is within an existing Extension Term.
          25.4 No generation, storage, use, presence or disposal of radioactive materials on, at or from the Sublet Premises shall be permitted except (a) those licensed by the State Radiation Control Program of the Commonwealth of Massachusetts and the Nuclear Regulatory Commission and then only so long as any such licenses remain in full force and effect and (b) in compliance with (and only after having first obtained all licenses, approvals and permits required by) all Legal Requirements (as said term is defined in the Prime Lease) including, without limitation, the Commonwealth of Massachusetts Radiation Control Program and the rules and regulations of the Nuclear Regulatory Commission as well as all zoning and other local laws, regulations and requirements of the City of Cambridge, Massachusetts (collectively “Radioactivity Licenses and Permits”). Without limiting the generality of any other term or provision of the Prime Lease, the Sublease or this Consent, the Subtenant shall, at its sole cost and expense, (and Prime Tenant, at its sole cost and expense, shall cause Subtenant to) comply with all Radioactivity Licenses and Permits and all other licenses, approvals, regulations and safety requirements, both occupational and public, and all Legal Requirements, pertaining to radioactive materials and/or radiation (including, without limitation, those relating to the delivery, generation, storage, use and/or disposal thereof at, to or from the Sublet Premises) and Subtenant shall not generate, store, dispose, use or permit the delivery, generation, use, storage or disposal of any radioactive materials at the Sublet Premises in a way which poses, or could pose, any danger or risk of hazard or damage to the health of any person or to any property and shall keep all radioactive materials stored in proper containers therefor. Subtenant shall employ the so-called “best practices” in the generation, storage, use, disposal, presence and delivery of all radioactive materials on, to and from the Sublet Premises. No generation, storage, presence or use of radioactive materials outside the Sublet Premises shall be permitted and Subtenant shall, in no event, permit any radiation or radioactive contamination in any way related to the generation, storage, use or presence of radioactive materials in the Sublet Premises (or the delivery or disposal thereof to or from the Sublet Premises) to migrate outside the Sublet Premises or to contaminate any area outside the Sublet Premises.
          25.5 Without limiting any other term or provision of this Consent, the Prime Lease or Sublease, the Prime Tenant and Subtenant agree that all the terms and provisions of Paragraph 21 of this Consent shall apply to the delivery, generation, storage, use, presence and/or disposal of radioactive materials at (to or from) the Sublet Premises and, in addition, Prime Tenant and Subtenant hereby agree to indemnify, defend and hold harmless the Landlord, its Managing Agent of the Property, and each of their respective officers, directors, partners, agents and employees (collectively the “Landlord Parties” and each a “Landlord Party”) from and against any and all loss, costs, expenses, damages, liabilities, fines, penalties and claims (including, without limitation, reasonable attorneys’ fees and litigation expenses) incurred by Landlord, or any other Landlord Party, arising from, or in connection with, or in any way related to, (a) the delivery, generation, storage, use, presence and/or disposal of radioactive materials at (to or from) the Sublet Premises by Subtenant or any employee, officer, agent, invitee, guest, licensee, supplier, contractor or subcontractor of Subtenant or any other person or entity claiming by, through or under any of the foregoing (collectively, the “Subtenant Parties” and each a “Subtenant Party”), (b) the delivery, generation, storage, use, presence, removal and/or disposal of radioactive materials to or from the Premises or the Property by or as the result of any act or omission of Subtenant or any other Subtenant Party and (c) any failure or alleged failure of Subtenant (and/or any Subtenant Party) to comply in all respects with the State Radiation Control

Program of the Commonwealth of Massachusetts, the rules and regulations of the Nuclear Regulatory Commission, all Radioactivity Licenses and Permits and any other licenses or approvals issued thereunder or any other Legal Requirements, licenses, permits and approvals in any way related to the generation, storage, use, disposal, presence or delivery of any radioactive materials to or from the Sublet Premises and/or other parts of the Property. In addition, Prime Tenant shall indemnify, defend and hold harmless the Landlord and the other Landlord Parties from and against any and all loss, costs, expenses, damages, liabilities, fines, penalties and claims (including, without limitation, reasonable attorneys’ fees and litigation expenses) incurred by Landlord, or any other Landlord Party, arising from, or in connection with, or in any way related to, any failure of Subtenant to comply with any of the terms, covenants or provisions of this Consent.
          25.6 Without limiting any other term or provision of the Prime Lease, Sublease or this Consent, if, at any time, during or after the Term of the Sublease, any Governmental Authority (as said term is hereinafter defined) by reason of, or in any way related to, any Radioactivity License and Permit or to the generation, storage, use, presence, disposal or delivery of radioactive materials at, to or from the Sublet Premises or any other part of the Property by Subtenant or any other Subtenant Party, requests, demands or otherwise requires any testing, inspection, study, report or other review to determine whether there has been any release of radiation, radioactive materials or any related Hazardous Materials by Subtenant or any other Subtenant Party or to determine (or related to) compliance with the State Radiation Control Program of the Commonwealth of Massachusetts or any Radioactivity License and Permit or the rules and regulations of the Nuclear Regulatory Commission or any license or approval issued or required thereunder or with any other Legal Requirements or applicable licenses or permits or procedures, then Subtenant and Prime Tenant do hereby jointly and severally agree to reimburse Prime Landlord, upon demand, as additional rent, for all costs and expenses incurred by Landlord in connection therewith. As used herein, the term “Governmental Authorities” shall mean any court, board, agency, commission, office or authority of any kind or nature whatsoever of any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence including, without limitation, the Federal Nuclear Regulatory Commission.
          25.7 Prime Tenant and Subtenant shall each promptly, upon receipt of Landlord, provide Landlord copies of all reports received by Prime Tenant or Subtenant in any way related to any testing, inspections, reports or reviews conducted by, or on behalf of, Prime Tenant or Subtenant or by any Governmental Authority in any way related to Subtenant’s (any Subtenant Party’s) activities involving radioactive materials or radiation at the Sublet Premises or any Radioactivity License and Permit, all without expense to Landlord. Prime Tenant and Subtenant shall each execute such affidavits as may be requested by Landlord, from time to time, concerning Prime Tenant’s and Subtenant’s best knowledge and belief concerning the presence of any radioactive materials and/or radiation in or on the Sublet Premises or other parts of the Property and/or related to compliance with all Radioactivity Licenses and Permits and this Consent. In addition, Subtenant shall promptly provide Landlord with copies of all Radioactivity

Licenses and Permits when received as well as copies of all applications therefor when filed, as well as all extensions, amendments and modifications of any of the foregoing and Subtenant shall provide Landlord a copy of each notice of any revocation, cancellation, suspension, modification or non-compliance with any Radioactivity License and Permit promptly after receipt thereof and shall promptly advise Landlord in writing if any such Radioactivity License and Permit is revoked, cancelled, suspended, expires or is rendered inactive. Within ten (10) days after written request from time to time by Landlord, Subtenant shall deliver Landlord a certificate describing, in reasonable detail, the nature and extent and type of its operations insofar as they relate to any matter which is the subject of any Radioactivity License and Permit or otherwise relates to the presence, generation, storage, use or disposal of any radioactive materials and/or radiation at or from the Premises. Landlord shall have the right to, from time to time, conduct such inspection, testing and monitoring as it may elect with respect to the use, storage, generation, presence or disposal of any radioactive materials at or from the Sublet Premises as Landlord may elect from time to time in order to determine Subtenant’s compliance with the terms hereof and if any such test or inspection discloses a violation or threat of violation of any term or provision of the Prime Lease, the Sublease or this Consent, then all costs and expenses incurred in connection therewith by Landlord shall be borne by Subtenant who shall make payment of the same within ten (10) days after written request therefor and if Subtenant shall fail to make any such payment within such period of time, then Prime Tenant shall make payment therefor within ten (10) days after request by Landlord. Without limiting any other term or provision of the Consent or the Prime Lease or the Sublease, a failure by Subtenant or Prime Tenant to observe, perform or comply with this Consent shall also constitute a default under the Prime Lease and the Sublease.
          25.8 Notwithstanding anything contained in the Prime Lease, the Sublease or this Consent, Landlord’s waiver of subrogation as set forth in the Prime Lease in Section 7.5 and the Landlord’s agreements under Section 7.6 thereof and any other waivers or limitations of liability of Landlord favor of Prime Tenant or Subtenant and any other waivers related to any loss or damage which Landlord may suffer or incur, shall not apply to any loss, costs, damages, claims, expenses, fines, penalties or damage arising or in any way related to any contamination of the Property or any part thereof or any property, equipment or fixtures located therein, or any other property of the Landlord to the extent such loss, damage or claim arises out of or relates to the use, generation, storage, presence, delivery or disposal of any radioactive materials or their by-products to or from the Sublet Premises by Subtenant or any Subtenant Party or is in any way related to radiation (or its by-products).
          25.9 Landlord reserves the right to enter the Sublet Premises at reasonable times (provided twenty-four (24) hours prior notice is given to Subtenant, except in the case of emergency) to inspect the same for radioactive materials and compliance with the terms of the Prime Lease, the Sublease and this Consent.

          25.10 Radiation Control; Decommissioning; Clean Certificate. Without limiting any other term or provision of the Prime Lease, the Sublease or this Consent, if Subtenant or any Subtenant Party generates, uses, stores, delivers or disposes of any radioactive materials on or from the Sublet Premises, (a) Subtenant shall comply with all so-called “closeout” procedures of the Nuclear Regulatory Commission and other federal, state or local Governmental Authorities having jurisdiction over radioactive materials, regardless of whether such procedures are completed prior to the expiration or earlier termination of the Sublease Term and (b) upon expiration or earlier termination of the Term of the Sublease, Subtenant shall cause the Sublet Premises to be cleaned and wipe-tested in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, and obtain a letter from MRC-Inc. stating that the Sublet Premises have been tested and have been found to either meet the requirements (as regards to radiation levels) normally applied by the Radiation Control Program of the Massachusetts Department of Public Health for release for unrestricted use, or that contaminated areas have been fully mitigated, and now meet the requirements (as regards to radiation levels) normally applied by the Radiation Control Program of the Massachusetts Department of Public Health for release for unrestricted use (the “MRC Letter”). The MRC Letter shall include the locations of the wipe tests and the analysis results for the tests performed. Upon expiration or earlier termination of the Term of the Sublease, Subtenant shall cause the Sublet Premises to be “decommissioned” in accordance with all applicable Legal Requirements and shall leave the Sublet Premises, the Premises and the Property free of all radioactive materials, radiation and other contamination in any way related to the generation, storage, use, presence, disposal or delivery of any radioactive materials, blood products, bio wastes and other Hazardous Materials (as said term is defined in the Prime Lease) at (to or from) the Sublet Premises and within five (5) days after expiration or earlier termination of the Sublease, provide Landlord, without cost or expense to Landlord, with a so-called “Clean Certificate” from a reputable, experienced third party, certified industrial hygienist first approved by Landlord licensed to do business in the Commonwealth of Massachusetts (co-signed by Subtenant’s chief executive officer) dated within the five (5) day period after Subtenant and all parties claiming by, through or under Subtenant shall vacate the Sublet Premises certifying to the Landlord that (i) the Sublet Premises and the pipes, drains, storage containers, basins, flues, ducts, vents and other building systems serving the Sublet Premises and/or the Premises are free from all such radiation, radioactive materials and contamination and blood products, bio wastes and other Hazardous Materials, (ii) the Sublet Premises and the pipes, drains, storage containers, basins, flues, ducts, vents and other building systems serving the Sublet Premises have been completely sanitized including, without limitation, all sanitization required in accordance with applicable Legal Requirements; and (iii) all radioactive materials and safety cabinets located in the Sublet Premises and all other parts of the Sublet Premises have been completely decontaminated including, without limitation, all decontamination required under all Legal Requirements. From time to time upon request of Landlord, Subtenant shall deliver to Landlord a copy of its most current chemical waste removal manifest (and blood product, bio waste and its most current Hazardous Material removal manifest) and a certification from the Subtenant executed by the chief executive officer of the Subtenant that it is in compliance with the terms and provisions of this Consent and containing such other information concerning or related to the delivery, generation, storage, use, presence and/or disposal of radioactive materials (and blood products, bio wastes and other Hazardous Materials), upon, within, to or from the Premises. Upon expiration or earlier termination of the Sublease, Subtenant shall deliver to Landlord a copy of its most current chemical waste removal manifest (and blood product, bio waste and its most current Hazardous Material removal manifest), and a certification from Subtenant executed by the chief executive officer of Subtenant that no radioactive materials or the by-products thereof or equipment contaminated with radiation or the by-products thereof or blood products, bio wastes or other Hazardous Material or other potentially dangerous or harmful chemicals brought onto the Sublet Premises from and after the date that Subtenant first took occupancy of the Sublet Premises remain in (or contaminate) the Sublet Premises or the equipment located therein, or the pipes, vents, drains, conduits, line hoods and systems in or serving the Sublet Premises. Without limiting the generality of the foregoing, the so-called “Clean Certificate” described hereinabove shall include at least the matters set forth in Exhibit B attached hereto and such other matters as Landlord may require which are in any way related to the generation, storage, use, disposal or delivery of any radioactive materials (blood products, bio waste or other Hazardous Materials) at, to or from the Sublet Premises.
          25.11 Neither the Prime Lease, the Sublease, or this Consent shall be construed as a consent by Landlord to use of radioactive materials (or the generation storage or delivery thereof at or to or from the Sublet Premises) by anyone other than the originally named Subtenant, it being understood that the consent to use of radioactive materials at the Sublet Premises shall be personal to the original Subtenant named herein and shall not be transferable, subleaseable or assignable to any other person or entity.
          25.12 In no event shall Landlord have any obligation or liability to Subtenant or Prime Tenant on account of, or in any way related to, any generation, use, storage, presence or disposal of radioactive materials, blood products, bio waste or other Hazardous Materials at the Sublet Premises by Subtenant or any Subtenant Party.
          25.13 Without limiting any other term or provision of the Prime Lease, the Sublease or this Consent, in the event of any violation of the terms and provisions of this Section 25 of the Consent or of any Radioactivity License and Permit, and without limiting any other right or remedy which Landlord may have on account thereof under the Prime Lease, the Sublease, or this Consent, at law or in equity, all of which shall be cumulative and not separate, Landlord shall have the right to revoke Subtenant’s right to generate, store or use any radioactive materials at the Sublet Premises and, in the case of any such revocation, all such use, generation and storage shall immediately cease and all radioactive materials thereon shall be removed from the Sublet Premises in accordance with this Consent and applicable Legal Requirements.
          25.14 Landlord will, if and to the extent so requested in writing by Prime Tenant, issue building security cards to Subtenant and such of Subtenant’s employees and invitees as Prime

Tenant may request in writing, all in accordance with Landlord’s operating procedures, rules, regulations and subject to payment of Landlord of such charges as Landlord may require from time to time for the issuance of such building security cards. The present charge for such building security cards is $5.00 per card. Landlord shall have no obligation to comply herewith at any time while a default has occurred and is continuing under the Prime Lease, the Sublease or this Consent.
[Remainder of page intentionally left blank. Signatures appear on next following page.]

This consent shall be null and void unless a duly countersigned copy is returned to Landlord not later than seven (7) business days following the date first above written.

Very truly yours, LANDLORD: MASSACHUSETTS INSTITUTE OF TECHNOLOGY
By:	/s/ Seth D. Alexander
	Its:	President, MIT Investment Management Company

CONFIRMED AND AGREED:

PRIME TENANT: MILLENNIUM PHARMACEUTICALS, INC.
By:	/s/ Marsha H. Fanucci
Its: Chief Financial Officer

SUBTENANT: ALTUS PHARMACEUTICALS, INC.
By:	/s/ Jonathan I Lieber
Its: Vice President, CFO and Treasurer

MIT0082/6

EXHIBIT 10.3
EXHIBIT B
Clean Certificate
Registered Industrial Hygienist Name:
Building/Room Number: [Description of Sublet Premises to be inserted here]
All of the items below have been completed and are ready for the inspection/sign-off by the approved Registered Industrial Hygienist.
1) Radioactive Materials:
X All equipment that is or was used for holding, handling or shielding radioactives which is to remain in the Sublet Premises has been cleaned and decontaminated and is free from radiation and its by-products.
X All radioactive signage has been removed.
X A termination survey has been completed and documented by a registered industrial hygienist and a copy is attached hereto.
X There are no radioactive materials remaining at the Sublet Premises and the Sublet Premises and the equipment, pipes, drains, conduits, lines, vents, hoods and systems serving the same or located therein have been decontaminated and are free from all radiation and its by-products.
X Subtenant has complied with all so-called “close out procedures” of the Nuclear Regulatory Commission and other federal, state and local laws, rules and regulations having jurisdiction over radioactive materials.
X There is no evidence that the Sublease Premises or the equipment, pipes, drains, conduits, lines, vents, hoods and systems serving the same contains radiation or radioactive materials or their by-products in violation of the laws, rules and regulations of the Massachusetts Radiation Control Program, the Nuclear Regulatory Commission or other Environmental Laws (as such term is defined in the Prime Lease) or other Legal Requirements (as such term is defined in the Prime Lease). As used herein, the term “Prime Lease” shall mean the Prime Lease as defined in the First Amendment to Consent to Sublease to which this Exhibit B is attached.
I certify that the above tasks have been completed.
                                         Registered Industrial Hygienist
Date:
Registered Industrial Hygienist Approval

Biological Hazardous Materials
X All equipment that contained BIOHAZARDS was cleaned inside and out with an EPA approved disinfectant.
X All BIOHAZARD labels have been-removed.
X All BIOHAZARDS have been removed.
X All countertop bench papers have been removed and counters wiped down with an EPA approved disinfectant.
X Every surface, especially shelves, drawers and bench tops (and under benchtop equipment) has been cleaned for razor blades, needles, syringes, pipettes, scalpels, microscope slides, cover slips and other sharp objects. These items have been properly disposed of in sharps containers.
X The Sublet Premises including the walls, floors, glass and other surfaces and all fixtures and equipment in or serving the Sublet Premises have been cleaned using an EPA approved disinfectant and all Hazardous Substances have been removed therefrom.
I certify that the above tasks have been completed.
                                         Registered Industrial Hygienist
Date:

Hazardous Materials
X All containers of hazardous waste or materials have been removed.
X All Hazardous Substances (as said term is defined in the Prime Lease referred to in the First Amendment to Consent to which this is attached) in the Sublet Premises have been removed from the Sublet Premises and the Property.
X All FUME HOODS display certification of decontamination or suitable alternative as provided by the undersigned Registered Industrial Hygienist.
I certificate that the above tasks have been completed.
                                         Registered Industrial Hygienist
Date:
MIT0082